EXHIBIT 99.2

PRESS RELEASE  DATED August 3, 2007

BEMIS COMPANY, INC.
One Neenah Center, 4th Floor
P.O. Box 669
Neenah, WI 54956-0669

For additional information please contact:
Melanie E. R. Miller
Vice President, Investor Relations
and Treasurer
(612) 376-3030

FOR IMMEDIATE RELEASE

BEMIS COMPLETES REPURCHASE OF FOUR MILLION SHARES

NEENAH, WISCONSIN, August 3, 2007 — Bemis Company, Inc. (NYSE: BMS) announced today that it has repurchased four million shares of Bemis common stock at an initial purchase price of $117.9 million or $29.47 per share. The shares were repurchased as part of an accelerated share repurchase agreement with Goldman, Sachs & Co. as previously announced in a press release dated July 31, 2007.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide.  Founded in 1858, the Company reported 2006 net sales of $3.6 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing and converting. The Company’s pressure sensitive materials business specializes in adhesive technologies.  Headquartered in Neenah, Wisconsin, Bemis employs about 15,700 individuals in 55 manufacturing facilities in 10 countries around the world.  More information about the Company is available at our website, www.bemis.com.